EXHIBIT 99.1

           Hayes Lemmerz Receives Approval to Establish Receivables
                            Securitization Program


Northville, Michigan, November 10, 2004 -- Hayes Lemmerz International, Inc. (NASDAQ: HAYZ) announced today that it has obtained approval from lenders under its $450 million Senior Secured Term Loan and its $100 million Senior Secured Revolving Credit Facility of an amendment to its Credit Agreement dated as of June 3, 2003 to allow the company to establish an accounts receivable securitization program of up to $100 million and to modify certain financial covenants contained in the Credit Agreement. The Company intends to begin immediately the process of establishing a securitization program. Liquidity provided by the securitization program is expected to be used to replace early payment programs discontinued by the domestic automakers and for general corporate purposes. Although the Company expects to finalize the securitization program prior to year end, there can be no assurance as to if or when the program will be completed.

Hayes Lemmerz International, Inc. is a leading global supplier of automotive and commercial highway wheels, brakes, powertrain, suspension, structural and other lightweight components. The Company has 43 facilities in 14 countries and approximately 11,000 employees worldwide.

This press release includes forward looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, which represent the Company's expectations and beliefs concerning future events that involve risks and uncertainties which could cause actual results to differ materially from those currently anticipated. All statements other than statements of historical facts included in this release are forward looking statements. Factors that could cause actual results to differ materially from those expressed or implied in such forward looking statements include the factors set forth in our periodic reports filed with the SEC. Consequently, all of the forward looking statements made in this press release are qualified by these and other factors, risks, and uncertainties.

Contact:  Marika P. Diamond, 734.737.5162